                                                                      EXHIBIT 99

                                  March 30,1998

To Our Stockholders:

         On behalf of the Board of Directors and management of Industrial Distribution Group, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on May 7, 1998, at 11:00 a.m., Atlanta Time, at the Galleria Doubletree Guest Suites, 2780 Whitley Road, Atlanta, Georgia.

         At the Annual Meeting, stockholders will be asked to (i) elect nine directors of the Company, all of the nominees for which are currently directors of the Company, (ii) approve the Company's Stock Incentive Plan, and (iii) approve the Company's Management Incentive Program. As explained in the Proxy Statement, the Board of Directors believes that the Stock Incentive Plan and the Management Incentive Program are both essential elements of the Company's comprehensive compensation program. The Stock Incentive Plan facilitates the Company's efforts to retain key employees and directors and to provide incentives to these individuals to promote the financial success of the Company over the long-term, primarily through the use of stock options that will create value only as value is created for the Company's stockholders. The Management Incentive Program is designed to reward key management personnel on an ongoing basis for helping the Company achieve operating performance goals.

         Information about the nominees for directors, the Stock Incentive Plan, the Management Incentive Program, and certain other matters is contained in the accompanying Proxy Statement. A copy of the Company's 1997 Annual Report to Stockholders, which contains financial statements and other important information about the Company's business, is also enclosed.

         It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for re-electing the directors, approving the Stock Incentive Plan, and approving the Management Incentive Program, all you need to do is sign and date the proxy card.

         Please complete and return the proxy card in the enclosed envelope, whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

         I hope you are able to attend, and look forward to seeing you.


                                    Sincerely,


                                    Martin S. Pinson
                                    Chairman of the Board and
                                    Chief Executive Officer

                       INDUSTRIAL DISTRIBUTION GROUP, INC.
                                2500 ROYAL PLACE
                              TUCKER, GEORGIA 30084

                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998

                         -------------------------------


To the Stockholders of
Industrial Distribution Group, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Industrial Distribution Group, Inc. will be held at 11:00 a.m., Atlanta Time, on Thursday, May 7, 1998, at the Galleria Doubletree Guest Suites, 2780 Whitley Road, Atlanta, Georgia for the following purposes:

                  1. To elect nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;

                  2. To approve the Company's Stock Incentive Plan;

                  3. To approve the Company's Management Incentive Program; and

                  4. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

         Only stockholders of record on March 23, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.


                                    BY ORDER OF THE BOARD OF DIRECTORS,



                                    Jack P. Healey
MARCH 30, 1998                      Secretary


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                   [IDG LOGO]


                                 PROXY STATEMENT
                              DATED MARCH 30, 1998
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998


         This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Industrial Distribution Group, Inc. ("IDG" or the "Company") for use at IDG's 1998 Annual Meeting of Stockholders ("Annual Meeting") to be held on Thursday, May 7, 1998, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about March 31, 1998.

         Only stockholders of record at the close of business on March 23, 1998 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 7,461,383 shares of common stock, $.01 par value per share ("Common Stock"), of IDG outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the stockholders. The vote required for approval of each matter submitted to the stockholders is described with the discussion of that matter in this Proxy Statement.

         Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

         Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of all the nominees for directors specified herein, for approval of the Stock Incentive Plan, for approval of the Management Incentive Program, and in the discretion of the persons appointed as proxies on any other matter that may properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

         A copy of the Company's 1997 Annual Report to Stockholders is being furnished herewith to each stockholder of record as of the close of business on the Record Date. Additional copies of the 1997 Annual Report to Stockholders and copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 will be provided free of charge upon written request to:

                       INDUSTRIAL DISTRIBUTION GROUP, INC.
                                2500 ROYAL PLACE
                              TUCKER, GEORGIA 30084
                      ATTN: INVESTORS RELATIONS DEPARTMENT

         If the person requesting the Form 10-K was not a stockholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The following table sets forth the information concerning the beneficial ownership of Common Stock, which is the only class of voting stock of the Company, at March 1, 1998, by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director, nominee for director, and designated highly compensated executive officer, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons named below had sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

                                                          SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                           OWNED          PERCENT(1)
------------------------                                  -------------------     ----------
Dresdner RCM Global Investors LLC (2)                            544,700             7.50%
Andrew B. Shearer (3)                                            514,889             7.09%
West Highland Capital, Inc. (4)                                  500,000             6.89%
Northwestern Mutual Life Insurance Company (5)                   364,600             5.02%
William J. Burkland (6)                                          143,582             1.98%
Douglass C. Smith (7)                                            123,874             1.71%
Martin S. Pinson                                                  81,274             1.12%
George L. Sachs, Jr.                                              55,214              *
Jack P. Healey                                                    28,050              *
David K. Barth (8)                                                23,066              *
William T. Parr (9)                                                2,200              *
William R. Fenoglio                                                1,000              *
Richard M. Seigel                                                  1,000              *
All Directors and Executive Officers as a Group                  974,149            13.42%
   (10 persons)

-------------------

*        Denotes less than 1%.

(1) The percentages shown are based on 7,261,551 shares of the Common Stock outstanding on March 1, 1998 plus, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of March 1, 1998.

(2) The address of Dresdner RCM Global Investors LLC is 4 Embaracadero Center Suite 3000, San Francisco, California 94111.

(3)      The address for Mr. Shearer is 2500 Royal Place, Tucker, Georgia 30084.

(4) The address of West Highland Capital, Inc. is 300 Drakes Landing Road, Suite 290, Greenbrae, California 94904. The reporting person claims shared voting and investment power with respect to all of the shares.

(5) The address of Northwestern Mutual Life Insurance Company is 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The reporting person claims sole voting and investment power with respect 284,700 shares and shared voting and investment power with respect to 79,900 shares.

(6) Includes an aggregate of 300 shares held by Mr. Burkland as custodian for his three minor children. Does not include an aggregate of 28,291 shares owned by Mr. Burkland's wife, with respect to which Mr. Burkland disclaims beneficial ownership.

(7) Does not include an aggregate of 372,331 shares owned by Mr. Smith's wife and his two adult daughters, with respect to which Mr. Smith disclaims beneficial ownership.

(8) Does not include an aggregate of 11,533 shares owned by Mr. Barth's business associate, with respect to which Mr. Barth disclaims beneficial ownership.

(9) Does not include an aggregate of 1,200 shares owned by Mr. Parr's wife, with respect to which Mr. Parr disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Messrs. Burkland, Fenoglio, Healey, Parr, Pinson, Sachs, Seigel, Shearer, and Smith inadvertently failed to timely report on Form 4 a purchase of Common Stock by them in the Company's initial public offering.


                              ELECTION OF DIRECTORS
                        (ITEM NUMBER 1 ON THE PROXY CARD)

         The Bylaws of IDG provide that the Board of Directors shall consist of not less than three nor more than fifteen directors, with the exact number being set from time to time by the Board. The Board presently consists of nine directors, each of whom serves until the next annual meeting of stockholders and until his successor, if there is to be one, is elected and qualified. Each of the nominees is listed below and is presently serving as a director of the Company.

         Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy. An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote for the election of directors. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected as a director shall serve a term that continues until the next annual meeting and until his successor, if there is to be one, is duly elected and qualified.

DAVID K. BARTH                                                         PRESIDENT
                                                             BARTH SMITH COMPANY

Mr. Barth, age 54, is the President of Barth Smith Company, an investment and management consulting firm specializing in strategy, marketing, operating, and executive staffing issues associated with various distribution channels, which he founded in 1991 and which assisted the Company with its formation in 1997. Prior to that time, he served as Vice President, Planning and Development, from 1985 to 1990, and Treasurer, from 1979 to 1984, of W.W. Grainger, Inc., a national distributor of maintenance, repair, and operating supplies and related information to commercial, industrial, contractor, and institutional customers. Mr. Barth also served as Treasurer, Financial Services Group, from 1975 to 1979, and Manager, Treasury Operations, from 1972 to 1975, of Borg-Warner Corporation, a multinational diversified manufacturing, finance, and services company.

WILLIAM J. BURKLAND                                               VICE PRESIDENT
                                                   B&J INDUSTRIAL SUPPLY COMPANY

Mr. Burkland, age 36, is a co-founder of the Company. Mr. Burkland has served since 1994 as the Vice President of Finance and Controller of B & J Industrial Supply Company ("B&J"), one of the companies that founded the Company in 1997. From 1992 to 1994, Mr. Burkland served as B&J's Director of International Sales, during which he initiated, managed, and expanded B&J's international business.

WILLIAM R. FENOGLIO                                                      RETIRED

Mr. Fenoglio, age 58, served as the President and Chief Executive Officer of Augat, Inc., a manufacturer of connector products, from 1994 to 1996. Prior to that time, Mr. Fenoglio served as President and Chief Executive Officer (1991 to
1994) and Chief Operating Officer (1985 to 1991) of Barnes Group, Inc., a diversified manufacturer and distributor which owns Bowman Distribution Company. From 1961 to 1984, Mr. Fenoglio was employed by General Electric Corporation and served as the Vice President and General Manager of the Component

Motor Division from 1981 to 1984. Mr. Fenoglio is currently a director of the Southern New England Telecommunications Corporation, Southern New England Telephone Company, and Standex International, Inc., and he has served as Chairman of the Board of Connecticut Business & Industry Association. Mr. Fenoglio is a member of the Executive, Compensation, and Audit Committees of the Board of Directors.

WILLIAM T. PARR                                                    VICE CHAIRMAN
                                                           J. SMITH LANIER & CO.

Mr. Parr, age 61, has served as Vice Chairman and a director of J. Smith Lanier & Co., an insurance placement company, since 1980. He currently serves as a director of ITC Holding Company, Inc. and several of its subsidiaries, including ITC Services Co., Inc. (a management services company), Valley Telephone, InterCall, Inc. (a conference calling service provider), and Globe Telecommunications, Inc. (a non-regulated telecommunications provider). He also serves as a director of AvData Systems, Inc., and ITC DeltaCom, Inc. Mr. Parr is a member of the Audit and Compensation Committees of the Board of Directors.

MARTIN S. PINSON                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                             INDUSTRIAL DISTRIBUTION GROUP, INC.

Mr. Pinson, age 52, is the Chairman and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Pinson served as Executive Vice President (from inception) and Chief Financial Officer (from inception to 1995) of U.S. Office Products Company, an international office products supplier to corporate, commercial, and industrial customers, which engaged in a consolidation of office products suppliers and which Mr. Pinson co-founded in 1994. From 1991 to 1995, Mr. Pinson served as President of Pinson and Associates, a Washington, D.C.-based investment, legal, and consulting services firm primarily serving development stage companies. From 1973 to 1990, Mr. Pinson was Senior Vice President and Secretary of Greater Washington Investors, Inc., a publicly-owned venture capital investment company, where he specialized in developing investment strategy and locating new investment opportunities. Mr. Pinson is a member of the Executive and Compensation Committees of the Board of Directors.

GEORGE L. SACHS, JR.                                                   PRESIDENT
                                                TRI-STAR INDUSTRIAL SUPPLY, INC.

Mr. Sachs, age 57, is a co-founder of the Company. Mr. Sachs has served since 1985 as the President of Tri-Star Industrial Supply, Inc. ("Tri-Star"), one of the companies that founded the Company in 1997, and from 1978 to 1985, he served as Tri-Star's Vice President-Finance. Prior to joining Tri-Star, Mr. Sachs served as an Audit Manager for Arthur Andersen & Co. from 1968 to 1978. Mr. Sachs is a member of the Executive Committee of the Board of Directors.

RICHARD M. SEIGEL                                                        RETIRED

Mr. Seigel, age 51, served as the Chairman and Chief Executive Officer of SYSCO Food Services of Los Angeles, a subsidiary of SYSCO Corporation that distributes a broad range of products and services to restaurants, hotels, hospitals, schools, the military, and other institutions, from 1990 to October 1997. Prior to that time, Mr. Seigel had been Senior Vice President of SYSCO Corporation (1988 to 1990), which he joined in 1988 following the acquisition by SYSCO Corporation of a subsidiary of Staley-Continental, Inc. for which Mr. Seigel served as President from 1984 to 1988. Mr. Seigel is a member of the Audit and Compensation Committees of the Board of Directors.

ANDREW B. SHEARER                                                      PRESIDENT
                                                   SHEARER INDUSTRIAL SUPPLY CO.

Mr. Shearer, age 34, is a co-founder of the Company. Mr. Shearer has served since 1991 as the President of Shearer Industrial Supply Co. ("Shearer"), one of the companies that founded the Company in 1997. Prior to becoming President, Mr. Shearer was employed by Shearer in various positions from 1985.

DOUGLASS C. SMITH                          PRESIDENT AND CHIEF OPERATING OFFICER
                                             INDUSTRIAL DISTRIBUTION GROUP, INC.

Mr. Smith, age 57, is a co-founder and President and Chief Operating Officer of the Company. Mr. Smith was a co-founder in 1981 of The Distribution Group, Inc. ("TDG"), one of the companies that founded the Company in 1997, and served as its President and Chief Executive Officer from inception until it was acquired by the Company in September 1997. Mr. Smith was also a co-founder in 1972, and President, of Boring & Smith Industries, Inc., a predecessor of TDG. Mr. Smith is a member of the Executive Committee of the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 1997 fiscal year, the Board held two meetings. The Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions.

         Each of the directors attended all of the Board meetings and meetings of committees on which he served.

         Executive Committee. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Fenoglio, Pinson, Sachs, and Smith, comprise the members of the Executive Committee. The Executive Committee held two meetings during fiscal 1997.

         Audit Committee. The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. Messrs. Fenoglio, Parr, and Seigel comprise the members of the Audit Committee. The Audit Committee held one meeting during fiscal 1997.

         Compensation Committee. The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the Company's stock option and stock purchase plans, the review of compensation of directors, and consultation with management and the Board on senior executive continuity and organizational matters. Messrs. Parr, Pinson, and Seigel comprised the membership of the Compensation Committee during fiscal 1997. The Compensation Committee held one meeting during fiscal 1997. In March 1998, Mr. Fenoglio was appointed to serve on the Compensation Committee. Also in March 1998, Messrs. Fenoglio and Seigel were appointed as the members of a subcommittee of the Compensation Committee to act with respect to certain matters of compensation to the Company's most highly compensated executive officers in order to comply with requirements of Section 162(m) of the Internal Revenue Code.

DIRECTORS' COMPENSATION

         The Company pays its outside directors an annual fee of $10,000, payable quarterly. The Company reimburses all directors for their travel and other expenses incurred in connection with attending Board or Committee meetings, and also reimburses its outside directors for actual expenses otherwise incurred in performing their duties. The Company has granted each outside director (Messrs. Barth, Fenoglio, Parr, and Seigel) options to purchase 15,000 shares of Common Stock at a price of $17.00 per share. Such options vest in three equal installments on the first three anniversaries of the date of grant.


                        APPROVAL OF STOCK INCENTIVE PLAN
                        (ITEM NUMBER 2 ON THE PROXY CARD)

PURPOSE OF THE STOCK INCENTIVE PLAN

         The Board of Directors voted to adopt the Stock Incentive Plan on July 10, 1997 subject to stockholder approval. Prior to the Company's initial public offering in September 1997, the Company's stockholders approved the Stock Incentive Plan. The Board of Directors adopted several technical amendments to the Stock Incentive Plan on March 5, 1998. The Board of Directors is proposing that the Company's public stockholders approve the Stock Incentive Plan, as so amended, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"). See "Compliance with Section 162(m) of the Internal Revenue Code" below.

         The Board of Directors believes that the Stock Incentive Plan plays an integral role in the ability of the Company to attract and retain key employees and directors and to provide incentives for such persons to promote the financial success of the Company. The following description of the material features of the Stock Incentive Plan is a summary and is qualified in its entirety by reference to the Stock Incentive Plan, a copy of which will be provided to any stockholder upon written request to the Company.

DESCRIPTION OF AWARDS

         Awards granted under the Stock Incentive Plan may be "incentive stock options" ("ISOs"), as defined in Section 422 of the IRC, "nonqualified stock options" ("NSOs"), shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock awards"), stock appreciation rights ("SARs"), or other forms of awards that use (or are based on) shares of Common Stock. ISOs may be granted only to full-time employees (including officers) of the Company, including its subsidiaries. NSOs, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors. The Stock Incentive Plan provides for the issuance of an aggregate number of shares of Common Stock equal to 15% of the Company's fully diluted shares of Common Stock outstanding from time to time, subject to the issuance of a maximum of 1,000,000 shares pursuant to ISOs.

         ISOs are also subject to certain limitations prescribed by the IRC, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock (a "principal stockholder") of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, an ISO granted to a principal stockholder may not be exercisable more than five years from its date of grant.

         The Compensation Committee of the Board of Directors (or a subcommittee of the Compensation Committee comprised solely of "outside directors" within the meaning of Section 162(m) of the IRC, in the case of option grants to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company) otherwise generally has discretion to set the terms and conditions of options and restricted stock awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the Stock Incentive Plan. The Stock Incentive Plan limits the number of shares of Common Stock with respect to which options may be granted to any individual during any calendar year to 450,000.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the IRC denies a deduction by an employer for certain compensation in excess of $1.0 million per year paid by a publicly traded corporation to the chief executive officer or any of the four most highly compensated executive officers other than the chief executive officer (the "Designated Executive Officers"). Compensation with respect to stock options, including upon exercise of an NSO or upon a disqualifying disposition of an ISO, as described below under "Certain Federal Income Tax Consequences", or other compensation pursuant to the Stock Incentive Plan, will be excluded from this deduction limit if it satisfies certain requirements. The requirements include:
(i) the stock option must be granted at an exercise price not lower than fair market value at date of grant; (ii) the stock option grant must be made by a committee composed of two or more "outside directors" within the meaning of
Section 162(m); (iii) the plan under which the stock option is granted must state the maximum number of shares with respect to which options may be granted during a specified period to any individual; and (iv) the material terms pursuant to which the compensation is to be paid must be disclosed to, and approved by, the public stockholders of the corporation in a separate vote prior to payment. The Stock Incentive Plan meets the requirements of paragraphs (i) through (iii) above, and approval of the Stock Incentive Plan by the Company's public stockholders is being proposed in order to comply with requirement (iv) so that compensation with respect to stock options may be excluded from the deduction limit under 162(m) of the IRC.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Under current tax law, a holder of an ISO under the Stock Incentive Plan does not, as a general matter, realize taxable income upon the grant or exercise thereof. (Depending upon the holder's income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.) In general, a holder of an ISO will only recognize gain at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of. In that situation, the amount of gain that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option price. If the optionee disposes of the stock after the required holding period - that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise - the gain is capital gain income. If disposition occurs prior to expiration of the holding period, the gain is ordinary income, and the Company is entitled to a tax deduction equal to the amount of income recognized by the optionee.

      An optionee will not realize income when an NSO is granted to him or her. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NSO will be taxed at capital gains rates, if the employee has held the shares of stock for at least one year after the exercise of the NSO. The Company will not experience any tax consequences upon the grant of an NSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NSO is exercised.

         The grant of a restricted stock award will not be a taxable event for the holder thereof or result in a tax deduction for the Company at the time of grant. Upon the lapse or termination of any restrictions on the award, the holder will recognize ordinary income equal to the fair market value of the portion of the restricted stock award no longer subject to the restrictions, less any amount of payment by the holder of such restricted stock award. The Company will be entitled to an income tax deduction in the same amount at the time the holder is required to recognize income.

STOCK INCENTIVE PLAN BENEFITS

         As of the date hereof, options for 413,825 shares of Common Stock had been granted under the Stock Incentive Plan, including options for 211,600 shares of Common Stock to various directors and executive officers of the Company. This amount includes options for 103,800 shares to Mr. Pinson, 27,000 shares to Mr. Smith, 20,800 shares to Mr. Healey, and 15,000 shares to each of the four outside directors.

         The Company does not have any current plans to grant additional options to directors and executive officers of the Company, although the Company expects that the Compensation Committee of the Board will consider such persons, along with other key personnel of the Company, from time to time, including during fiscal 1998, to receive grants under the Stock Incentive Plan.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

         The affirmative vote of holders of a majority of the shares of the Common Stock of the Company represented and voted at the Annual Meeting, assuming the presence of a quorum, is required to approve the Stock Incentive Plan.

         The Board of Directors, which unanimously approved the Stock Incentive Plan, as amended, recommends a vote "FOR" approval of the Stock Incentive Plan.

                    APPROVAL OF MANAGEMENT INCENTIVE PROGRAM
                        (ITEM NUMBER 3 ON THE PROXY CARD)

PURPOSE OF MANAGEMENT INCENTIVE PROGRAM

         The Board of Directors on March 5, 1998 adopted the Industrial Distribution Group, Inc. Management Incentive Program (the "Management Incentive Program"), subject to approval by the Company's stockholders. Stockholder approval is sought in order to qualify the Management Incentive Program under
Section 162(m) of the IRC and thereby to allow the Company to deduct as performance-based compensation for federal income tax purposes all compensation paid under the Management Incentive Program to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Designated Executive Officers"). See "Approval of Stock Incentive Plan - Compliance with 162(m) of the Internal Revenue Code" for a more detailed description of Section 162(m) of the IRC.

         The Board of Directors believes that the Management Incentive Program will play a central role in providing incentives and rewarding key management personnel of the Company and its business units for achieving performance goals that promote the financial success of the Company and enhance value for the Company's stockholders. The following description of the material features of the Management Incentive Program is a summary and is qualified in its entirety by reference to the Management Incentive Program, a copy of which will be provided to any stockholder upon written request to the Company.

ADMINISTRATION AND ELIGIBILITY

         The Management Incentive Program will be administered by a committee designated by the Board of Directors (the "Program Committee") that meets the requirements of Section 162(m) of the IRC. The Program Committee has the right to delegate to the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the Company administration of certain aspects of the Management Incentive Program as it relates to participants other than Designated Executive Officers. Persons eligible to participate in the Management Incentive Program are the executive officers and other management personnel of the Company, its business units, or its affiliates, approximately 20 persons at the present time. Presently, the Compensation Committee of the Board serves as the Program Committee, except that with respect to decisions concerning the Designated Executive Officers, its subcommittee comprised of Messrs. Fenoglio and Seigel will serve as the Program Committee.

DETERMINATION OF AWARDS

         Prior to, or as soon as practical after, the commencement of each fiscal year beginning with 1998, the Program Committee will establish the rules or guidelines applicable under the Management Incentive Program for that fiscal year (the "Program Rules") for one or more groups of eligible participants. Program Rules in general will establish performance goals relating to, among other things, increasing operating income and return on investment, increasing stockholder value, promoting growth and efficient use of resources, and achieving specific individual goals. In addition to establishing general Program Rules for the year, the Program Committee will determine: (a) the individual executives to whom awards may be granted; (b) the performance targets and the measurement criteria for individual awards; (c) the percentage of an executive's base salary that may be paid as an award at specified levels of achievement of the performance targets; (d) the conditions subject to which any incentive award may become payable; and (e) the form in which any award will be paid. The performance criteria applicable to Designated Executive Officers will include one or more of the following: operating income, return on investment, estimated earnings, net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Company's stock, and total stockholder return. The maximum incentive award payable to an executive in any year will be $1.0 million, which will be paid in such form as the Program Committee provides.

         Awards shall be approved by the Program Committee, subject to ratification by the Board of Directors. Any award may be decreased, in the Program Committee's discretion, based on such factors as the Program Committee may determine. The Program Committee may in its discretion grant awards to deserving executives, except those who are Designated Executive Officers, notwithstanding levels of achievement of performance criteria.

         The Program Committee may provide that, upon the occurrence of a Change in Control (as defined in the Management Incentive Program), the executive's incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. The Program Committee may also provide for payment of partial awards in the event of a Change in Control.

FORM AND PAYMENT OF AWARDS

         Awards will generally be paid in cash, unless the Program Committee specifies at the beginning of the year that some or all of the award will be paid in shares of Common Stock (or that the executive can elect some or all of the award to be paid in shares). Subject to adjustment for any change in corporate capitalization, the maximum number of shares that can be issued under the Management Incentive Program is 250,000. The Program Committee may also provide that if an executive elects to receive a portion of his award in shares of Common Stock, the executive will receive an additional number of shares equal to a certain percentage (not to exceed 100%) of the number of shares received by reason of his election, plus an additional cash bonus equal to the fair market value (determined as of the last trading day of the fiscal year) of the additional shares received multiplied by a percentage amount to help offset income tax liability. The Program Committee may permit an executive to defer receipt of all or a portion of his award pursuant to a plan or program established by the Company.

AMENDMENT OR TERMINATION

         The Management Incentive Program may be amended, suspended, or terminated by the Program Committee at any time, subject to ratification by the Board of Directors. The Management Incentive Program will remain in effect until terminated by the Program Committee or the Board of Directors.

MATERIAL FEDERAL TAX CONSEQUENCES

         An award under the Management Incentive Program will constitute ordinary taxable income to the participant in such year that the award is paid. Based on the Company's interpretation of Section 162(m) of the IRC, the Company will be entitled to a corresponding deduction.

1998 AWARDS

         For fiscal 1998, each of the Designated Executive Officers and certain other executives are expected to be granted an opportunity to receive an award under the Management Incentive Program (subject to approval of the Management Incentive Program by stockholders). The Program Rules for fiscal 1998 applicable to the Designated Executive Officers have not been finally established by the Program Committee. However, any awards to Designated Executive Officers are expected to be based on, among other criteria, the Company achieving certain levels of return on investment and increase in operating income, and to be subject to decrease if the Company does not achieve a certain earnings per share, if the Designated Executive Officer does not achieve his personal performance goals, or for such other reasons as the Program Committee in its discretion may determine.

         The future benefits to be received by participants in the Management Incentive Program are not currently determinable because they are dependent upon performance criteria and results that are not now known.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

         The affirmative vote of holders of a majority of the shares of the Common Stock of the Company represented and voted at the Annual Meeting, assuming the presence of a quorum, is required to approve the Management Incentive Program

         The Board of Directors, which unanimously approved the Management Incentive Program, recommends a vote "FOR" approval of the Management Incentive Program.


                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal year ended December 31, 1997, to or for the Company's chief executive officer and each of the Company's two other executive officers during fiscal 1997 (the "Named Executive Officers"). The Company was organized in February 1997, did not have any executive officers until June 1997, and did not conduct any operations until September 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                ANNUAL COMPENSATION                        COMPENSATION
                                  --------------------------------------------------        SECURITIES
                                  FISCAL                                OTHER ANNUAL        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY        BONUS       COMPENSATION      OPTIONS/SARS(#)     COMPENSATION
---------------------------       ------      ------        -----       ------------      ---------------     ------------
Martin S. Pinson,                  1997      $145,833      $    --           --              103,800             $ --
  Chief Executive Officer (1)

Douglass C. Smith                  1997       219,286           --           --               27,000               --
  Chief Operating Officer (2)

Jack P. Healey                     1997        87,500       40,000           --               20,800               --
  Chief Financial Officer (1)

(1) Mr. Pinson's and Mr. Healey's employment by the Company commenced June 1, 1997 and their respective salary amounts above reflect their contractual annual base salaries of $250,000 and $150,000, respectively, from such commencement date.

(2) Mr. Smith's compensated employment by the Company commenced on September 29, 1997. Prior to that time, he served as an officer of the Company without compensation from it, and he was employed as an executive officer of TDG, which became a subsidiary of the Company pursuant to the Company's consummation of its acquisition of the nine founding companies, on September 29, 1997. Mr. Smith's compensation includes all amounts paid by TDG to him during 1997 and reflects his contractual annual base salary from the Company of $250,000 from the September 29, 1997 commencement date.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                 NO. OF     % OF TOTAL                                   POTENTIAL REALIZABLE
                               SECURITIES  OPTIONS/SARS                                    VALUE AT ASSUMED
                               UNDERLYING   GRANTED TO                                  ANNUAL RATES OF STOCK
                              OPTION/SARS  EMPLOYEES IN   EXERCISE OR   EXPIRATION       PRICE APPRECIATION
                               GRANTED(1)  FISCAL YEAR    BASE PRICE       DATE          FOR OPTION TERMS(2)
                              -----------  ------------   -----------   ----------     ------------------------
                                                                                           5%            10%
                                                                                       --------      ----------
Martin S. Pinson...........     103,800       25.33%        $17.00        9/23/07      $887,490      $2,459,125
Douglass C. Smith..........      27,000        6.59%        $17.00        9/23/07      $230,850      $  639,657
Jack P. Healey.............      20,800        5.08%        $17.00        9/23/07      $177,840      $  492,772

-----------------------------

(1) Mr. Pinson's and Mr. Healey's options vest beginning one year from the date of grant in 33 1/3% increments on the anniversary of the date of grant. Mr. Smith's options vest beginning one year from the date of grant in 25% increments on the anniversary of the date of grant.

(2) Based on assumed rates of stock price appreciations, as required by the Commission.


                          FISCAL YEAR-END OPTION VALUES

                                            NO. OF SECURITIES UNDERLYING                  VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT                     IN-THE-MONEY OPTIONS
                                                  FISCAL YEAR END                        AT FISCAL YEAR END(1)
                                         -----------------------------------     ---------------------------------------
                                          EXERCISABLE        UNEXERCISABLE         EXERCISABLE           UNEXERCISABLE
                                         --------------     ----------------     ----------------      -----------------
Martin S. Pinson...........                    0                103,800                 --                    $0
Douglass C. Smith..........                    0                 27,000                 --                    $0
Jack P. Healey.............                    0                 20,800                 --                    $0

(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of the Company's Common Stock on the New York Stock Exchange ("NYSE") as of the last business day of its fiscal year, December 31, 1997, which was $15 11/16 per share. Because the closing sale price of the Company's Common Stock on December 31, 1997 was less than the exercise price of the options, no unexercised options were in-the-money.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Messrs. Pinson, Smith, and Healey. The agreements provide for a base salary of $250,000, $250,000, and $150,000 per year for Messrs. Pinson, Smith, and Healey, respectively; an annual bonus as determined by the Company's Board of Directors; and Company benefits of the type generally provided to key executives.

         While the Company may terminate an employment agreement at any time during the term, if the Company terminates the agreement other than for cause, death, or disability, the Company must pay severance based on the officer's base salary under the agreement for the greater of 12 months or the unexpired portion of the term and any performance bonus to which the officer would otherwise be entitled for the fiscal year in which such termination occurs. Messrs. Pinson and Healey's employment agreements each have a three-year term from June 1, 1997, and Mr. Smith's employment agreement has a three-year term from September 29, 1997. All of the agreements contain customary proscriptions against misuse of Company information, competition with the Company, and solicitation of employees of the Company.

                              CERTAIN TRANSACTIONS

FORMATION OR COMBINATION RELATED MATTERS

         In February 1997, the Company entered into agreements with nine companies (the "Founding Companies") that the Company acquired in September 1997 (the "Combination") to (i) confirm their respective intentions (without effecting a binding commitment to consummate the Combination) to assist the Company's pursuit of the Combination and the Company's initial public offering ("Offering") and (ii) commit to pay their pro rata share of the expenses thereof, whether or not the transactions were consummated. The Founding Companies advanced $1,496,950 to the Company pursuant to those agreements.

         In 1997, one of the Founding Companies paid $7,500 to Barth Smith Company, a consulting firm in which David K. Barth, a director of the Company, has a 75% ownership interest. The Company will pay Barth Smith Company an amount equal to 1% of the cash payment ultimately paid to a dissenting stockholder of TDG in connection with the Combination.

         In February 1997, Mr. Barth purchased 11,533 shares of Common Stock at an aggregate purchase price of $100. In June 1997, Messrs. Pinson, Healey, and Barth purchased 69,200, 25,950, and 11,533 shares, respectively, at aggregate purchase prices of $600, $225, and $100, respectively.

         During 1997, TDG paid approximately $157,000 in fees to Miller Ray Healey & Houser, certified public accountants, in connection with accounting services performed on behalf of TDG. Jack P. Healey was a partner in Miller Ray Healey & Houser through May 1997.

         In connection with the Combination, and as consideration for their respective interests in the Founding Companies, certain officers, directors, and principal stockholders of the Company, and certain family members and related parties of such individuals, received shares of Common Stock of the Company as follows: Douglass C. Smith - 495,106 shares (including 371,332 shares that are not beneficially owned by Mr. Smith); William J. Burkland - 684,467 shares (including 541,185 shares that are not beneficially owned by Mr. Burkland); Andrew B. Shearer - 514,889 shares; and George L. Sachs, Jr. - 53,989 shares.

         Upon consummation of the Combination, the Company succeeded to certain real property leases as lessee with respect to which stockholders of the Company (former stockholders of certain of the Founding Companies), or their affiliates, are the lessors. The Company believes that the monthly rent and other terms of each of these leases are not less favorable to the Company than could be obtained from unaffiliated parties for comparable properties in the respective geographic areas. Specifically, following consummation of the Combination, the Company leases property in (i) Spokane, Washington from a company in which the father of William J. Burkland has a 25% ownership interest; (ii) Whitehall, Pennsylvania from Andrew B. Shearer; (iii) York, Pennsylvania from a company in which Andrew B. Shearer has a 40% ownership interest; (iv) Reading, Williamsport, and York, Pennsylvania from a trust of which Andrew B. Shearer's mother is the trustee and he and his father, brother, and sisters are the beneficiaries; (v) Hazelton and Lancaster, Pennsylvania from a trust of which Andrew B. Shearer and his father, brother, and sisters are the beneficiaries; and (vi) St. Louis and Springfield, Missouri from a company in which George L. Sachs, Jr. has a 15% ownership interest. Messrs. Burkland, Shearer, and Sachs are directors of the Company, and Mr. Shearer is also a principal stockholder of the Company.

         In connection with the consummation of the Combination, the Company caused the release of certain personal guarantees of indebtedness of the Founding Companies granted by certain former stockholders of those Founding Companies who are now officers or directors of the Company. The aggregate amount of such guarantees for each of these individuals is as follows: Douglass C. Smith - $31,000 and George L. Sachs, Jr. - $1,929,670.

         Prior to the Combination, B&J had agreed to pay Charles T. Burkland, a former president and a significant stockholder of B&J, a non-qualified, unfunded pension in the amount of $10,000 per month during his lifetime and thereafter to his spouse, if she survived him, for her lifetime. As a condition to B&J's participation in the Combination, B&J made a lump sum payment of $1.11 million to Charles T. Burkland in exchange for relief from its obligation to make such monthly pension payments through 2012. As part of that arrangement, the Company agreed to make such $10,000 monthly payments beginning in January 2013, if either Mr. Burkland or his spouse is then surviving, and continuing thereafter until both of them are deceased. In addition, the Company has agreed to pay 75% of the health and dental insurance costs of Mr. Burkland and his spouse until their deaths. Mr. Burkland is 71 years old, and his spouse is 67 years old. Mr. Burkland is the father of William J. Burkland, a director of the Company.

OTHER RELATED PARTY MATTERS

         The Company has entered into an agreement with Barth Smith Company pursuant to which that company will assist IDG in the implementation of its acquisition program through December 1998. Pursuant to the agreement, the Company is paying Barth Smith Company a monthly retainer of $12,500 plus expenses, a transaction fee for each acquisition, and a cash bonus if the Company meets certain increases in revenues due to the acquisitions and meets earnings per share targets for fiscal 1998. The Company has paid $91,774 to the Barth Smith Company under this agreement for the period from August 1997 through February 1998.

         Since January 1997, TDG and the Company have paid approximately $284,000 in insurance premiums to J. Smith Lanier & Co., an independent insurance agency, in connection with business and health insurance purchased by TDG and the Company. William T. Parr, a director of the Company, is the Vice Chairman of, and has a 12% ownership interest in, J. Smith Lanier & Co.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

         On July 10, 1997, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors, or principal stockholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Pinson, Parr, and Seigel served as members of the Company's Compensation Committee during the 1997 fiscal year. Mr. Fenoglio was appointed on March 5, 1998 to serve on the Compensation Committee. While Mr. Pinson is the Chairman of the Board and Chief Executive Officer of the Company, none of Mr. Parr, Mr. Fenoglio, or Mr. Seigel is an officer or former officer of the Company.


                        REPORT OF COMPENSATION COMMITTEE

         This report sets forth the current components of the Company's compensation programs for its executive officers and describes the basis on which fiscal 1997 compensation determinations were made with respect to the executive officers of the Company, including Mr. Pinson, the Chief Executive Officer, and the other Named Executive Officers of the Company. Because the Company, in its current configuration, was formed in February 1997, did not have any compensated executive officers until June 1997, and did not commence operations until the consummation of the Combination in September 1997, the Company's compensation programs were not fully implemented in fiscal 1997.

         The Board of Directors made fiscal 1997 compensation decisions with respect to base salaries and stock option grants through direct negotiations of employment contract terms with the individual executive officers prior to the establishment of the Compensation Committee of the Board of Directors (the "Committee"). The Committee made decisions with respect to bonus payments approved for executive officers for fiscal 1997.

GENERAL COMPENSATION PHILOSOPHY

         Although the Committee is still developing the programs and policies for the compensation of the Company's executive officers, the Committee is designing the programs and policies to link the compensation of executive officers to the performance of the Company and its business units. The Committee intends that such a link will align the financial interests of the Company's executive officers with those of its stockholders.

         The Committee has identified several objectives that it expects to reflect in the Company's compensation programs and policies, and it has determined that the Company will use a combination of base salary, short-term and long-term incentive plans, and performance bonus criteria in order to tie executive compensation to increases in the Company's earnings and return on stockholders' equity. While specific amounts and parameters will be established after further review and analysis, the Committee expects that the Company's compensation programs will consist of the following basic components:

         -        Competitive base salaries;

         -        The issuance of performance-based stock options;

         - Potentially significant annual incentive bonuses under the Company's Management Incentive Program; and

         -        Customary benefits.

         The Committee expects to complete its formulation of the Company's compensation programs and policies for executive officers during 1998, and thereafter it will review and determine the appropriateness of the compensation paid to each of the executive officers of the Company from time to time (and at least annually), with the philosophy described above as its basis. While promoting initiative and providing incentives for superior performance by executives on behalf of the Company for the benefit of its stockholders, the Committee also will seek to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that will enhance stockholder value over the long-term as well as the short-term.

BASE SALARIES

         The Company has established the current base salaries of its executive officers without reference to specific Company performance criteria. As discussed above, the base salaries for all three executive officers during fiscal 1997 were determined by negotiations conducted prior to the constitution of the Committee. Such base salaries were intended to be set at a level slightly below the competitive amounts paid to executive officers of similar businesses in structure, size, and market orientation. The Committee reviews salaries of the Company's executive officers on an annual basis.

STOCK INCENTIVE PLAN

         During fiscal 1997, the Company granted options to purchase shares of Company Common Stock to 324 employees, including the Company's executive officers, pursuant to its Stock Incentive Plan. Under the Stock Incentive Plan, the Company is permitted to issue stock options that are qualified as incentive stock options under the IRC, options that are not so qualified, direct awards of shares of stock, stock appreciation rights and other forms of awards that use (or are based on) shares of Common Stock. To date, the Company has issued only non-qualified stock options under the Stock Incentive Plan.

         Stock options are awarded to executive officers and other persons both to recognize outstanding contributions that they have made to the Company's financial performance, and to encourage and provide incentives to continue to make such contributions. While the Company has the flexibility to grant below-market options, its policy has been to grant options at fair market value, with vesting over a period of several years, in order to better align the personal interests of optionees with those of the stockholders of the Company.

ANNUAL INCENTIVE COMPENSATION

         Beginning with fiscal 1998, the Company will provide annual incentive compensation to executive officers of the Company through its Management Incentive Program, subject to approval of the program by the stockholders of the Company at the 1998 Annual Meeting of Stockholders. The Management Incentive Program, which is described in detail elsewhere in this Proxy Statement, is designed to offer compensation opportunities that are tied directly to Company performance. In addition, the Management Incentive Program is designed to foster equity ownership in the Company by executive officers and all other participants. The Management Incentive Program, at least as it relates to the Designated Executive Officers of the Company, will be administered by a subcommittee of the Committee that will include only those members who qualify as "outside" directors under Section 162(m) of the IRC. Pursuant to the Management Incentive Program, that subcommittee will establish the specific criteria and performance measures each year that will be applicable to the Company's Designated Executive Officers for the purpose of earning incentive compensation or bonuses for such year under the Management Incentive Program.

BENEFITS

         Executives also participate in the Company's regular employee benefit programs, including a 401(k) retirement savings plan, group medical and dental coverage, group life insurance, group long-term disability insurance, and other group benefit plans. Substantially all decisions with respect to such benefits are made on a group basis, and no individual decisions were made with respect to the executive officers during fiscal 1997.

CEO EMPLOYMENT AGREEMENT

         Effective June 1, 1997, the Company entered into an employment agreement with Mr. Pinson to provide for his service as Chairman and Chief Executive Officer for a three-year period. Under the terms of his employment agreement, Mr. Pinson receives an annual base salary of $250,000, subject to an annual adjustment at the discretion of the Board of Directors. Additionally, Mr. Pinson is eligible for an annual bonus determined by the Board of Directors. The Board of Directors has delegated to the Committee its authority to make such determinations pursuant to the agreement with Mr. Pinson. Mr. Pinson is also eligible to participate in employee benefit plans as generally made available to senior management of the Company, including the Stock Incentive Plan and the Management Incentive Program. Mr. Pinson's employment is terminable by the Company without cause only by paying Mr. Pinson his base salary under the agreement for the greater of 12 months or the unexpired portion of the term of the agreement, and also any performance bonus to which he would be entitled for the fiscal year in which any such termination occurs. In such an event, the vesting of Mr. Pinson's outstanding stock options would be accelerated.

         Under the terms negotiated with Mr. Pinson for his employment prior to the consummation of the Combination by the Company, Mr. Pinson was granted the right to purchase 69,200 shares of Common Stock for an aggregate of $600 and was granted stock options under the Stock Incentive Plan, which vest one-third on each of September 23, 1998, 1999, and 2000, to purchase 103,800 shares at a price of $17.00 per share.

         The Committee believes that the compensation terms of Mr. Pinson's employment agreement (as well as the terms for the initial purchase of shares and the grant of options, in the circumstances in which they were granted) are consistent with and reflect the fundamental elements that it expects will comprise Company's executive compensation philosophy. The base salary to Mr. Pinson is somewhat less than what the Committee believes exists in the Company's industry, and the opportunities for bonus compensation are tied to the Company's performance in terms of value to its stockholders.

            William T. Parr -- Martin S. Pinson -- Richard M. Seigel
                    (Members of Committee during fiscal 1997)

                             STOCK PERFORMANCE GRAPH


         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the Media General SIC Code 508 - machinery, equipment and supplies - Index for the period commencing on September 24, 1997 and ended on December 31, 1997.



                                        9/24/97      9/30/97       10/31/97       11/30/97      12/31/97
Company
INDUSTRIAL DISTR GRP INC                100.00       100.00         92.26          92.56         74.70
MEDIA GENERAL SIC CODE 508 INDEX        100.00       100.00         96.34          90.85         91.24
RUSSELL 2000 INDEX                      100.00       100.00         95.61          94.99         96.65

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company's independent public accountants. The Board has appointed Arthur Andersen LLP, which firm served as independent public accountants for the Company during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the stockholders.

         A representative of Arthur Andersen, LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                 STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

         Any stockholder who wishes to present a proposal appropriate for consideration at the Company's 1999 Annual Meeting of Stockholders must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement no later than November 30, 1998 for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such Annual Meeting.

                                  OTHER MATTERS

         All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

         The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

         Stockholders are urged to fill in, date, and sign the accompanying form of proxy and return it to the Company as soon as possible.


                                    BY ORDER OF THE BOARD OF DIRECTORS,



                                    Jack P. Healey
                                    Secretary

                                  COMMON STOCK
                     OF INDUSTRIAL DISTRIBUTION GROUP, INC.

                     THIS PROXY IS SOLICITED BY THE BOARD OF
                          DIRECTORS FOR THE MAY 7, 1998
                         ANNUAL MEETING OF STOCKHOLDERS.


         The undersigned hereby appoints Martin S. Pinson and Douglass C. Smith, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of INDUSTRIAL DISTRIBUTION GROUP, INC. (the "Company") to be held on May 7, 1998, and any adjournment or postponement thereof.

1.       Election of directors

         David K. Barth, William J. Burkland, William R. Fenoglio, William T. Parr, Martin S. Pinson, George L. Sachs, Jr., Richard M. Seigel, Andrew
         B. Shearer, and Douglass C. Smith

_____ FOR all nominees for director listed above (except as marked to the contrary).

_____    WITHHOLD AUTHORITY to vote for all nominees listed above.

_____ WITHHOLD AUTHORITY to vote for an individual nominee. Write name(s) below.

         -------------------------------------------

2.       Approval of Stock Incentive Plan

_____    FOR approval of the Stock Incentive Plan.

_____    WITHHOLD AUTHORITY to vote for approval of the Stock Incentive Plan.

3.       Approval of Management Incentive Program

_____    FOR approval of the Management Incentive Program.

_____    WITHHOLD AUTHORITY to vote for approval of the Management Incentive
         Program.

4. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT, "FOR" APPROVAL OF THE STOCK INCENTIVE PLAN, AND "FOR" APPROVAL OF THE

MANAGEMENT PLAN, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.



                                    -----------------------------------
                                    Please sign this Proxy exactly as name
                                    appears on the Proxy.

                                    Note: When signing as attorney, trustee, administrator, or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.


Date:_____________________, 1998